Exhibit 5.1

September 28, 2023

Zevra Therapeutics, Inc.

1180 Celebration Boulevard, Suite 103

Celebration, FL 34747

Ladies and Gentlemen:

We have acted as counsel to Zevra Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 3,791,430 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, which the Company proposes to issue in connection with the proposed acquisition by the Company of Acer Therapeutics Inc., a Delaware corporation (“Acer”), whereby Aspen Z Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), would merge with and into Acer (the “Merger”), with Acer surviving the Merger and becoming a wholly-owned subsidiary of the Company. The Merger will be consummated pursuant to that certain Agreement and Plan of Merger, dated August 30, 2023, by and among the Company, Acer, and Merger Sub (the “Merger Agreement”).

In connection herewith, we have examined:

(1)    the Registration Statement and the related form of proxy statement/prospectus included therein (the “Prospectus”), including all exhibits thereto, in the form in which it was transmitted to the Commission under the Securities Act;

(2)    the Merger Agreement;

(3)    the Amended and Restated Certificate of Incorporation of the Company, as amended; and

(4)    the Amended and Restated Bylaws of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the such other corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form have been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Zevra Therapeutics, Inc.

September 28, 2023

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the issuance of the Shares in connection with the Merger Agreement has been duly authorized by all necessary corporate action of the Company and that, when issued and delivered upon the receipt by the Company of all consideration therefor in accordance with the Merger Agreement and as described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

Our opinion herein reflects only the application of the Delaware General Corporation Law (“DGCL”) (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL). The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

This opinion letter is being delivered by us in connection with the filing of the Registration Statement with the Commission. We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which forms part of the Registration Statement. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP